Exhibit 99.1

PRIMUS GUARANTY AGREES TO BLOCK TRADE

Hamilton, Bermuda, November 25, 2008 – Primus Guaranty, Ltd. (NYSE:PRS) (the “Company”) today announced that it agreed to purchase approximately 3.2 million shares of its common stock in a privately negotiated transaction, which is expected to settle on December 1, 2008. The Company agreed to pay $.70 per share for a total cost of approximately $2.2 million.

The block trade was conducted under the Company’s previously announced share and debt repurchase program. Under the program, the Company is authorized to repurchase up to $25 million of its debt and equity from its available cash. All shares purchased under the program will be retired.

“As we discussed during our recent third quarter earnings call, our Company’s primary focus now is on preserving capital and unlocking value for shareholders,” said Thomas W. Jasper, Chief Executive Officer, Primus Guaranty, Ltd. “Today’s share repurchase represents a very attractive use of capital and indicates the disciplined approach we intend to take to optimize shareholder value.”

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

# # #

6